RETIREMENT TRANSITION AGREEMENT

1.0	PARTIES: The parties to this Retirement Transition Agreement (“Agreement”) are SCOTT J. SEYMOUR (“Mr. Seymour”) and NORTHROP GRUMMAN CORPORATION (“Northrop Grumman” or the “Company”).

2.0	RECITALS: This Agreement is made with reference to the following facts:

	2.1	Mr. Seymour, who is currently Corporate Vice President and President, Integrated Systems, has advised the Company of his wish to retire.

	2.2	The Company wishes to establish a transition plan for Mr. Seymour to transition his responsibilities to his successor.

	2.3	The Company also wishes to offer Mr. Seymour special vesting for one of his restricted stock grants in exchange for Mr. Seymour’s agreement to all of the provisions of this Agreement.

	2.4	Mr. Seymour wishes to accept the Company’s offer and to enter into this Agreement.

3.0	RETIREMENT TRANSITION: Mr. Seymour will continue to serve as Corporate Vice President and President, Integrated Systems, through December 31, 2007. During this period, he will assist in the orderly transition of his responsibilities and knowledge to his successor. For the period January 1 through February 29, 2008, Mr. Seymour will continue to serve as an elected officer of the Company performing such duties as may be assigned to him by the Chairman and Chief Executive Officer or the President and Chief Operating Officer. Mr. Seymour’s last day as an employee shall be February 29, 2008 (“Termination Date”), and he will retire from employment effective March 1, 2008.

4.0	COMPENSATION:

	4.1	Base Salary: Mr. Seymour will continue to be paid his present annual base salary of $620,000 through February 29, 2008.

	4.2	Bonus:

		4.2.1	2007 Bonus: Mr. Seymour will be paid a bonus for 2007 under the Incentive Compensation Plan (“ICP”) in accordance with the terms of the ICP. This bonus will be paid at the same time that ICP bonuses are paid to other elected officers, in late February or early March of 2008.

	4.2.2	Pro-Rata Bonus for 2008: Mr. Seymour will be paid a pro-rata ICP bonus for 2008. This bonus will be calculated using the Unit Performance Factor for the Company’s performance during 2008 and an Individual Performance Factor of 1.0. This amount will then be prorated by multiplying it by .167 (representing two months of employment during 2008 divided by 12.) This prorated bonus will be paid in late February or early March of 2009.

4.3	Equity Grants:

	4.3.1	Stock Options: As of his Termination Date, Mr. Seymour will have unvested options from three separate option grants dated June 14, 2004, February 15, 2006 and February 28, 2007, respectively. Consistent with the terms of the grant certificates for each of these option grants, (i) the next succeeding vesting installment for each of these grants shall vest as of the Termination Date, (ii) the unvested portions of such options shall terminate and be forfeited on the Termination Date, and (iii) Mr. Seymour shall have the lesser of five years following his Termination Date or until the respective Expiration Date of each of his vested options to exercise those options (subject, in the case of a change of control of the Company, to earlier termination pursuant to the change in control provisions applicable to the options).

	4.3.2	RPSRs: As of his Termination Date, Mr. Seymour will have unvested Restricted Performance Stock Rights (RPSRs) from two separate grants dated February 15, 2006 and February 28, 2007, respectively. In connection with his retirement on March 1, 2008, Mr. Seymour will be entitled to pro-rata treatment of these grants consistent with the retirement provisions of the respective grant certificates.

Following his continued employment through December 31, 2007, Mr. Seymour will be fully vested in his RPSR grant of February 28, 2005 for 24,000 RPSRs. For purposes of clarity, in each case payout of the vested RPSRs remains subject to the performance-based conditions of the grant. Any unvested RPSRs will terminate and be forfeited not later than the Termination Date.

4.3.3	RSRs

	4.3.3.1	2004 Grant: Following his continuous employment through February 17, 2008, Mr. Seymour will be fully vested in the 30,000 Restricted Stock Rights (RSRs) granted to him on February 17, 2004.

	4.3.3.2	2006 Grant: On May 16, 2006, Mr. Seymour was granted 15,000 RSRs. By the terms of the grant, these RSRs will be forfeited if Mr. Seymour retires prior to May 17, 2009. However, in consideration of Mr. Seymour’s agreement to all of the terms of this Agreement, and in recognition of the fact that Mr. Seymour will have served nearly two-thirds of the vesting period for this grant, the Company will provide for the accelerated vesting of 10,000 of these RSRs as of his Termination Date provided Mr.

Seymour satisfies his obligations to the Company under this Agreement through that date. Mr. Seymour acknowledges that he is not entitled to these RSRs other than by virtue of this Agreement. Any unvested portion of the RSRs subject to this grant that do not so vest on the Termination Date shall terminate and be forfeited on the Termination Date.

5.0	RESIGNATION FROM OFFICER AND DIRECTOR POSTIONS: Effective February 29, 2008 Mr. Seymour will resign his positions as an officer and/or director of the Company and each of its subsidiaries.

6.0	COMPLETE RELEASE: In exchange for the consideration described in Section 3, Mr. Seymour RELEASES the Company from liability for any claims, demands or causes of action (except as described in Section 6.5). This Release applies not only to the “Company” itself, but also to all Northrop Grumman subsidiaries, affiliates, related companies, predecessors, successors, its or their employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past or present officers, directors, agents and employees (“Released Parties”). For purposes of this Release, the term “Mr. Seymour” includes not only Mr. Seymour himself, but also his heirs, spouses or former spouses, executors and agents. Except as described in Section 6.5, this Release extinguishes all of Mr. Seymour’s claims, demands or causes of action, known or unknown, against the Company and the Released Parties, based on anything occurring on or before the date Mr. Seymour signs this Agreement.

6.1	This Release includes, but is not limited to, claims relating to Mr. Seymour's employment or termination of employment from the Company or from any Released Party, any rights of continued employment, reinstatement or reemployment by the Company and any Released Party, claims relating to or arising under Company or Released Party dispute resolution procedures, claims for any costs or attorneys’ fees incurred by Mr. Seymour, and claims for severance benefits under any severance plan, policy or agreement.

6.2	This Release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the False Claims Act, Executive Order No.

11246, the Civil Rights Act of 1991, and 42 U.S.C. § 1981. It also includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex or national origin, and retaliation; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability, and retaliation; any applicable state human rights statutes including the California Fair Employment and Housing Act, which prohibits discrimination in employment based upon race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, gender, age or sexual orientation, and retaliation; and any other federal, state or local laws, ordinances, regulations and common law, to the fullest extent permitted by law.

6.3	This Release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to the personnel policies or employee handbooks of the Company and any Released Party, or any oral or written representations or statements made by the Company and any Released Party, past and present, or any claim for wrongful discharge, breach of contract (including any employment agreement), breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

6.4	Mr. Seymour waives and gives up all rights provided by Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542, Mr. Seymour agrees that this Release includes claims which he did not know of or suspect to exist at the time he signs this Agreement, and that this Release extinguishes all known and unknown claims.

6.4	However, this Release does not include any rights Mr. Seymour may have: (1) to enforce this Agreement; (2) to any indemnification rights Mr. Seymour may have for expenses or losses incurred in the course and scope of his employment; (3) to test the knowing and voluntary nature of this Agreement under The Older Workers Benefit Protection Act; (4) to workers’ compensation benefits; (5) to earned, banked or accrued but unused vacation pay; (6) to rights under minimum wage and overtime laws; (7) to vested benefits under any pension or savings plan; (8) to continued benefits in accordance with COBRA; (9) to government-provided unemployment insurance; (10) to file a claim or charge with any government administrative agency (although Mr. Seymour is releasing any rights he may have to recover damages or other relief in connection with the filing of such a claim or charge); (11) to claims that cannot lawfully be released; or (12) to claims arising after the date Mr. Seymour signs this Agreement.

6.5	Mr. Seymour warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or portion thereof.

7.0	ARBITRATION: If either the Company or Mr. Seymour decides to sue the other over the enforceability of this Agreement, or for violating this Agreement, all such claims will be determined through final and binding arbitration, rather than through litigation in court. The arbitration will take place in California, using the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. If the Company or Mr. Seymour wants immediate relief, before the arbitration is finished, then either party may go to a court with jurisdiction over the dispute, and ask the court for provisional injunctive or other equitable relief until the arbitrator has issued an award or the dispute is otherwise resolved. Any court with jurisdiction over the dispute may enter judgment on the arbitrator’s award. The Company and Mr. Seymour agree that the prevailing party in the arbitration shall be entitled to receive from the losing party reasonably incurred attorney’s fees and costs incurred in enforcing this Agreement, except in any challenge by Mr. Seymour to the validity of this Agreement under the Age Discrimination in Employment Act and/or Older Workers Benefit Protection Act.

8.0	RETURN OF COMPANY PROPERTY: Mr. Seymour agrees to return any and all property and equipment of the Company and any Released Party that he may have in his possession no later than his Termination Date, except to the extent this Agreement explicitly provides to the contrary.

9.0	FULL DISCLOSURE: Mr. Seymour acknowledges that he is not aware of, or has fully disclosed to the Company any matters for which he was responsible or came to his attention as an employee, which might give rise to any claim or cause of action against the Company and any Released Party. Mr. Seymour has reported to the Company all work-related injuries, if any, that he has suffered or sustained during his employment with the Company and any Released Party. Mr.

Seymour has properly reported all hours he worked and has been paid all wages, compensation, benefits or other amounts that the Company or any Released Party should have paid Mr. Seymour in the past.

10.0	WITHHOLDING OF TAXES: The Company shall be entitled to withhold from any amounts payable or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, United States federal taxes, and any other state, city or local taxes). Other than as to such withholding right, Mr. Seymour will be solely responsible for any taxes due as a result of the payments and benefits received by him pursuant to this Agreement.

11.0	NON-DISPARAGEMENT: Mr. Seymour agrees that he shall not issue or communicate any statement that may be critical or disparaging of the Company, its products, services, officers, directors or employees; provided, however, that the foregoing shall not apply to truthful statements made in compliance with legal process or governmental inquiry.

12.0	COOPERATION IN LITIGATION AND INVESTIGATIONS: From March 1, 2008 through March 1, 2013, Mr. Seymour agrees that he will, to the extent reasonably requested by the Company, cooperate with the Company in any pending or future litigation or investigations in which the Company or any of its subsidiaries or affiliates is a party and regarding which Mr. Seymour, by virtue of his employment with the Company or any of its subsidiaries or affiliates, has knowledge or information relevant to the litigation or investigation. Mr. Seymour further agrees that, in any such litigation or investigation, he will, without the necessity of a subpoena, provide truthful testimony relevant to the litigation or investigation in any jurisdiction in which the Company requests. The Company will reimburse Mr. Seymour for reasonable expenses incurred by him in complying with this Section 12 provided that the Company has authorized the incurrence of such expenses in advance.

13.0	NON-SOLICITATION: Mr. Seymour agrees that for a period of two years following February 29, 2008 he will not, except with the express prior written consent of the Company, induce or attempt to induce any person who is an employee of the Company to perform work or services for any entity other than the Company.

14.0	ADVICE OF COUNSEL; PERIOD FOR REVIEW AND

CONSIDERATION OF AGREEMENT: The Company encourages Mr. Seymour to seek and receive advice about this Agreement from an attorney of his choosing. Mr. Seymour has twenty-one (21) calendar days from his receipt of this Agreement to review and consider it. Mr. Seymour understands that he may use as much of this review period as he wishes before signing this Agreement.

15.0	RIGHT TO REVOKE AGREEMENT: Mr. Seymour may revoke this Agreement within seven (7) calendar days of signing it. To do so, Mr. Seymour must deliver a written revocation notice to Ian Ziskin, Corporate Vice President and Chief Human Resources and Administrative Officer, 1840 Century Park East, Los Angeles, CA 90067. Mr. Seymour must deliver the notice to Mr. Ziskin no later than 5:00 p.m. PT on the seventh (7 th ) calendar day after Mr. Seymour signs this Agreement. If Mr. Seymour revokes this Agreement, it shall not be effective or enforceable.

16.0	SEVERABILITY: The provisions of this Agreement are severable. If any part of this Agreement is found to be illegal or invalid and thereby unenforceable, then the unenforceable part shall be removed, and the rest of the Agreement shall remain valid and enforceable. The parties intend that any court order striking any portion of this Agreement shall modify the stricken term as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

17.0	SOLE AND ENTIRE AGREEMENT: This Agreement expresses the entire understanding between the Company and Mr. Seymour on the matters it covers. It supersedes all prior discussions, agreements, understandings and negotiations between the parties on these matters, except that any agreement between the Company and Mr. Seymour relating to protection of the trade secrets, intellectual property, inventions or other confidential information of the Company or any of its affiliates shall remain in effect as to the protection of those trade secrets, property, information and inventions.

18.0	MODIFICATION; WAIVER: Once this Agreement takes effect, it may not be cancelled or changed, unless done so in a document signed by both Mr. Seymour and an authorized Company representative. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall it be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by both parties waiving the breach.

19.0	GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the law of the State of California without regard to rules regarding conflicts of law.

20.0	CONSTRUCTION OF AGREEMENT: This Agreement shall not be construed against either party on the basis of that party being the drafter of the language being interpreted.

21.0	ADVICE OF COUNSEL; VOLUNTARY AGREEMENT:

MR. SEYMOUR ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. HE FURTHER AGREES THAT HE HAS READ THIS AGREEMENT CAREFULLY, THAT HE UNDERSTANDS IT, AND THAT HE IS VOLUNTARILY ENTERING INTO IT. MR. SEYMOUR UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS HIS RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATE:	10/2/07	BY:	/s/ S J Seymour

SCOTT J. SEYMOUR

DATE:	10/2/07	BY: /s/ Ian Ziskin

NORTHROP GRUMMAN CORPORATION

TITLE: CVP, Chief HR&A Officer